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                                                                  EXHIBIT 3.1(e)

                              ARTICLES OF AMENDMENT

                                       OF

                                 INTERLAND, INC.


                                       1.

                  The name of the corporation is Interland, Inc. (hereinafter referred to as the "Corporation").

                                       2.

                  Article II of the Amended and Restated Articles of Incorporation of the Corporation are hereby deleted and restated in their entirety as follows:

                                  "ARTICLE II.

         The Corporation shall have authority to issue not more than 200,000,000 shares of Common Stock, of no par value (the "Common Stock"), and 25,000,000 shares of preferred stock, of no par value (the "Preferred Stock")."

                                       3.

         The powers, rights and preferences, and the qualifications, limitations and restrictions thereof, of Series A Convertible Participating Preferred Stock and Series A-1 Convertible Participating Preferred Stock, as set forth at the end of Article IV of the Amended and Restated Articles of Incorporation of the Corporation, are hereby deleted and restated in their entirety as follows:

          "SERIES A AND SERIES A-1 CONVERTIBLE PARTICIPATING PREFERRED
                                     STOCK

                  The following sections set forth the powers, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Corporation's Series A Convertible Participating Preferred Stock and the Series A-1 Convertible Participating Preferred Stock.

                  SECTION 1.        DESIGNATION AND AMOUNT.

                  1.1. Number of Shares. The designation of one of the series of Preferred Stock, no par value per share, provided for herein shall be "Series A Convertible Participating Preferred Stock" (hereinafter referred to as the "Series A Preferred"), and the number of authorized shares constituting Series A Preferred is 15,000,000. The designation of the other series of Preferred Stock, no par value per share, provided for herein shall be "Series A-1

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Convertible Participating Preferred Stock" (hereinafter referred to as the
"Series A-1 Preferred"), and the number of authorized shares constituting Series A-1 Preferred is 2,100,000. The shares of Series A-1 Preferred shall only be issued as dividends on the Series A Preferred pursuant to Section 2.2 hereof. The Series A-1 Preferred shall have all of the same powers, preferences, rights, qualifications, limitations and restrictions as the Series A Preferred and shall otherwise be identical and pari passu to the Series A Preferred except as specifically provided in Section 5.1(b) hereof. Unless expressly provided otherwise herein, the term "Series A Preferred" shall refer to both the Series A Preferred and the Series A-1 Preferred.

                  1.2. Restrictions on Reissuance. All shares of Series A Preferred redeemed, purchased or otherwise acquired by the Corporation shall be retired and canceled and shall be restored to the status of authorized, but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of Series A Preferred.

                  1.3. Stated Value Per Share. The Stated Value Per Share of the Series A Preferred issued prior to March 15, 2000 shall be $2.18. The Stated Value Per Share of the Series A Preferred issued on March 15, 2000 shall be $5.80. The States Value Per Share of the Series A Preferred issued on May ___, 2000 shall be $9.00. Share certificates issued on or after March 15, 2000 shall reference the applicable Stated Value Per Share.

                  1.4. Rank. The Series A Preferred shall, with respect to rights upon liquidation, winding up or dissolution, and redemption rights, rank
(a) junior to any other series of Preferred Stock duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank prior to the Series A Preferred, whether now existing or hereafter created (the "Senior Preferred Stock") and (b) prior to any other class or series of Preferred Stock the terms of which shall specifically provide that such series shall rank junior to the Series A Preferred and prior to any other series of capital stock of the Corporation, including all classes of the Common Stock, no par value per share, of the Corporation, whether now existing or hereafter created (the "Common Stock"; all of such classes or series of capital stock of the Corporation to which the Series A Preferred ranks prior, including without limitation the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein as "Junior Securities").

                  SECTION 2.        DIVIDENDS.

                           2.1.     General Obligation.

                           Subject to any prior  preferences and other rights of
any Senior Preferred Stock and to the provisions of this SECTION 2.1, the record holders of the Series A Preferred shall be entitled to receive when, as and if declared by the Corporation's Board of Directors and to the extent permitted under the Georgia Business Corporation Code, as amended (the "Act"), cumulative preferential dividends on the shares of the Series A Preferred outstanding, at a compounded annual rate per share of nine percent (9%) of the Stated Value Per Share of the Series A Preferred. Dividends on the Series A Preferred shall accrue on a semi-annual basis with the dividend periods ending on the last day of each of May and November, with the first dividend

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period ending on May 31, 2000. Dividends on the Series A Preferred shall be cumulative from the first date on which shares of Series A Preferred are issued (the "Original Issue Date"), whether or not declared and whether or not in any dividend period there shall have been net profits or net assets of the Corporation legally available for the payment of those dividends. After the holders of the Series A Preferred have received their dividend preference as set forth above, the holders of the Series A Preferred shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends payable in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Series A Preferred as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred is then convertible).

                  2.2.     Payment of Dividends.

                  Any dividend on the Series A Preferred accrued and payable as provided in this SECTION 2 shall be paid at, the option of the Corporation, (i) in cash, (ii) by issuing a number of shares (or partial shares) of the Series A-1 Preferred for each such share (or partial share) of Series A Preferred then outstanding equal to the dividend then payable on each such share (or partial share) of Series A Preferred for the dividend period then ended (or such shorter period for which dividends are so being paid) (expressed as a dollar amount) divided by the Stated Value Per Share, or (iii) a combination thereof. To the extent declared by the Board of Directors of the Corporation, dividends accrued for each semi-annual period ending on the last day of the next preceding May and November, respectively, shall be paid on the fifth day of June or December, respectively (or if any such day is not a business day, the next business day following such day) in each year (each such date being referred to as a "Dividend Payment Date")). Dividends shall be paid to the holders of record of Series A Preferred as of the last day of the month immediately preceding the Dividend Payment Date. Any dividends not paid on a Dividend Payment Date thereafter shall accumulate and shall be considered "accrued but unpaid" for all purposes hereunder until paid. The amount of dividends accruing for any period shorter or longer than a full semi-annual dividend period shall be determined on the basis of twelve 30-day months and a 360-day year, and the actual number of days elapsed in the period for which a dividend is payable. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Dividends for any past semi-annual dividend period that are accrued but unpaid may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holders of record on the record date for such dividend payment.

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                  2.3.     Dividends or Distributions on Junior
                           Securities.

                  The Corporation shall not declare and pay any dividends on Junior Securities unless all accrued and unpaid dividends on the Series A Preferred have been paid in full. The Corporation shall not repurchase, redeem or make any distribution with respect to any Junior Securities unless all accrued and unpaid dividends on the Series A Preferred have been paid in full.

                  SECTION 3.        LIQUIDATION.

                  In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series A Preferred shall be entitled to receive for each share of Series A Preferred the greater of (a) the Stated Value Per Share plus any accrued but unpaid dividends on the Series A Preferred out of the assets of the Corporation legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities, but after distribution of such assets among, or payment thereof over to, creditors of the Corporation and to holders of the Senior Preferred Stock (the "Series A Preferred Liquidation Distribution") or (b) the amount that each holder of Series A Preferred would receive out of the remaining assets of the Corporation available for distribution to stockholders (treating each share of Series A Preferred as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred is then convertible) and Junior Securities in accordance with the respective rights of such holders. If the assets distributable to holders of the Series A Preferred upon such dissolution, liquidation or winding up shall be insufficient to pay cash in an amount equal to the amount of the Series A Preferred Liquidation Distribution to the holders of shares of Series A Preferred then such assets or the proceeds thereof shall be distributed among the holders of the Series A Preferred ratably in proportion to the respective amounts to which they otherwise would be entitled. Upon the election of a majority of the shares of the Series A Preferred (including fractional shares) then outstanding, in the aggregate and given in writing or by vote at a meeting, and consenting or voting separately as a single class, (i) the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, (ii) the consolidation or merger of the Corporation with any other corporation in which the Corporation's stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving corporation or (iii) any capital reorganization or reclassification (any such event a "Reorganization Event") will be deemed to be a Liquidation, provided that (x) the holders of Series A Preferred, consenting or voting separately as a class, have not previously approved the Reorganization Event, (y) the holders of Series A Preferred, voting separately as a class, do not have the right to approve the Reorganization Event pursuant to Section 4(a) below or (z) the Corporation has not exercised its right, pursuant to Section 4, to convert all of the Series A Preferred into Common Stock in connection with such a Reorganization Event.

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                  SECTION 4.        VOTING RIGHTS; PROTECTIVE PROVISIONS.

                  The holders of the Series A Preferred shall be entitled to notice of all stockholder meetings in accordance with the Corporation's bylaws, and except as otherwise required by law or these Articles, the holders of the Series A Preferred shall vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock as a single voting group, and each share of Series A Preferred (including fractional shares) shall be entitled to the number of votes equal to the number of votes which could be cast in such vote by the number of shares of Common Stock that would be issuable upon conversion of such share of Series A Preferred on the record date for determining eligibility to participate in the action being taken. In addition to any other rights provided by law, the consent of a majority of the shares of the Series A Preferred (including fractional shares), which consent will not in any event be unreasonably withheld, on an as if converted basis then outstanding, in the aggregate and given in writing or by vote at a meeting, and consenting or voting separately as a single class on an as-if-converted basis, shall be required for the Corporation to:

                           (a)      authorize  or  effect a  Reorganization
Event or Liquidation, except for a Reorganization Event or Liquidation in which the consideration per share of Series A Preferred (including shares Outstanding on an As-Converted Basis (as defined below) if appropriate) is equal to or greater than (i) $6.54 per share if the transaction takes place before December 2, 2002 or (ii) $8.72 per share if the transaction takes place on or after December 2, 2002 provided that the consideration consists of (i) cash, (ii) securities listed on an established national securities exchange or automated quotation system and registered under the Act or (iii) a combination thereof;

                           (b)      authorize the issuance of unsecured debt in
an amount greater than $20 million;

                           (c)      authorize  the  issuance  of any equity
securities that are senior to or pari passu with the Series A Preferred;

                           (d)      materially  alter  the  rights,  preferences
or privileges of the Series A Preferred; or

                           (e) increase or decrease the number of authorized
shares of Series A Preferred.

                           In the event that the  holders  of the  Series A
Preferred do not approve any of the matters set forth above, the Corporation shall have the right to convert all of the outstanding shares of Series A Preferred into Common Stock at a conversion ratio (which represents the number of shares of Common Stock into which each share of Series A Preferred is convertible) determined by dividing (A) the greater of (i) $6.54 per Share or
(ii) the current market value of a share of Common Stock as determined by a third-party unaffiliated investment bank of national repute selected jointly by the Corporation and the holders of a majority of the Series A Preferred by (B) the Conversion Price then in effect. The Corporation must exercise its right to cause a conversion pursuant to this SECTION 4 within sixty (60) days of the date upon

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which the Corporation receives final written notification that the holders of
Series A Preferred have not consented to any of the matters set forth above and the conversion of the Series A Preferred pursuant to this SECTION 4 shall be effected within thirty (30) days of such election by the Corporation.

                  SECTION 5.        OPTIONAL CONVERSION.

                  5.1.     General.

                           (a)      Series  A  Preferred.  At any time and from
time to time after the issuance thereof, any holder of Series A Preferred may convert any share of Series A Preferred held by such holder into a number of shares of Common Stock determined by dividing the Stated Value Per Share of the Series A Preferred by the Conversion Price then in effect. The initial Conversion Price for the Series A Preferred issued prior to March 15, 2000 shall be $2.18. The initial Conversion Price for the Series A Preferred issued on March 15, 2000 shall be $5.80. The initial Conversion Price for the Series A Preferred issued on May __, 2000 shall be $9.00. The Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

                           (b)      Series A-1 Preferred. Each share of Series
A-1 Preferred shall convert into the same number of shares of Common Stock as each share of Series A Preferred pursuant to which it was issued and the provisions of this Section 5 shall apply to the Series A-1 Preferred, except as specifically provided in this Section 5.1(b). In the event that the Corporation has completed a "Qualified Equity Infusion" (as defined below) after the issuance of the shares of Series A Preferred, any holder of Series A-1 Preferred may convert any shares of Series A-1 Preferred held by such holder into a number of shares of Common Stock determined by dividing the Stated Value Per Share by the price per share of Common Stock paid (or the value accorded each share of Common Stock if the security purchased is other than Common Stock) in the Corporation's most recent "Qualified Equity Infusion" (as defined below) which occurred after the issuance by the Corporation of the shares of Series A Preferred held by such holder. For purposes of this SECTION 5.1(B), Qualified Equity Infusion shall mean the most recent (i) equity investment of $5 million or more made by a "Strategic Investor" (as defined below) or (ii) equity investment of $10 million or more by a non-Strategic Investor. For purposes of this SECTION 5.1(B), "Strategic Investor" shall mean an investor in the Corporation's securities which (i) is engaged in the same or a related business as the Corporation, (ii) in the opinion of a majority of the Board of Directors, is making the investment primarily for strategic business reasons rather than as a passive investment and (iii) has a public market capitalization (based on the fair market value of its outstanding publicly-traded securities) of at least $2 billion. For purposes of this SECTION 5.1(B), an "equity investment" shall include an investment in any shares of capital stock of the Corporation or any security which is convertible into, exchangeable for, or exercisable for any shares of capital stock of the Corporation.

                  5.2.     Conversion Procedure

                           (a)      Any holder of shares of Series A  Preferred
desiring to convert any portion thereof into Common Stock shall surrender each certificate representing one or more shares of the Series A Preferred to be converted, duly endorsed in favor of the Corporation or in

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blank and accompanied by proper instruments of transfer, at the principal business office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at that office of its election to convert the same, setting forth therein the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. Conversion shall be effective upon receipt by the Corporation of the notice and the share certificate or certificates contemplated by the preceding sentence. In case of any Liquidation of the Corporation, such right of conversion shall cease and terminate at the close of business on the business day fixed for payment of the amount distributable to the holders of the Series A Preferred pursuant to SECTION 3.

                           (b)      As soon as possible after a conversion has
been effected (but in any event within five business days), the Corporation shall deliver to the converting holder:

                                    (i)      a  certificate  or  certificates
representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                                    (ii)     a certificate representing any
shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                           (c)      The  issuance of  certificates  for shares
of Common Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

                           (d)      The Corporation shall not close its books
against the transfer of Series A Preferred or of Common Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate (but the Corporation shall not be required to expend substantial efforts or funds in excess of $5,000 in the aggregate) with any holder of Series A Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

                           (e)      The  Corporation  shall at all  times
reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, not less than the number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred that may then be exercised. All shares of Common Stock which are so issuable shall, when issued, be duly authorized and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

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                  5.3.     Subdivision or Combination of Common Stock. If the
Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of one or more classes of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased to account for such subdivision, and if the Corporation at any time combines (by reverse stock split or otherwise) the outstanding shares of one or more classes of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  5.4. Reorganization, Reclassification, Consolidation, Merger or Sale. In connection with any Reorganization Event, the holders of Series A Preferred shall thereafter have the right to acquire and receive, in lieu of (or in addition to, as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred, such shares of stock, securities, cash or other assets (or, if not practicably attainable, the reasonable equivalent thereof) as such holder would have received in connection with such Reorganization Event if such holder had converted its Series A Preferred immediately prior to such Reorganization Event. The Corporation shall make appropriate provisions to ensure that the requirements of the previous sentence are effected. The Corporation will not effect any such Reorganization Event unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such Reorganization Event assumes, by written instrument, the obligation to deliver each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  5.5.     Adjustment of Price Upon Issuance of Common Stock.

                  If and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 5.5(a) through 5.5(g), deemed to have issued or sold, any shares of Common Stock or other equity securities of the Corporation or any Options (as defined below) or Convertible Securities (as defined below) for a price per share less than the applicable Conversion Price for the Series A Preferred immediately prior to the time of such issue or sale (except for (A) shares issued in connection with the conversion of Series A Preferred or (B) the issuance of options, warrants or other common stock equivalents or shares issued upon the exercise of options, warrants or other common stock equivalents to directors, officers or employees of the Corporation which are approved by the Compensation Committee of the Corporation's Board of Directors) (a "Dilutive Financing"), the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately before the issuance or sale by a fraction, the numerator of which is the number of shares of Common Stock that are Outstanding on an As-Converted Basis (as defined below) immediately before the Dilutive Financing plus the number of shares of Common Stock that could be purchased at the Conversion Price immediately before the time of the Dilutive Financing for the aggregate consideration paid or payable upon the sale or issuance of Common Stock or other securities in the Dilutive Financing, and the denominator of which is the number of shares of Common Stock that are Outstanding on an As-Converted Basis immediately before the Dilutive Financing plus the number of shares that are acquired or to be acquired upon the sale or issuance of the Common

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Stock and other securities in the Dilutive Financing. For purposes of this
SECTION 5.5, "Outstanding on an As-Converted Basis" immediately before the Dilutive Financing means the sum of (i) all Common Stock issued and outstanding immediately before the Dilutive Financing plus (ii) all Common Stock that would be issued if all Series A Preferred, Options and other Convertible Securities were converted or exercised, as applicable, hereunder immediately before the Dilutive Financing.

                  For purposes of this SECTION 5.5., the following subparagraphs
(a) to (g) shall also be applicable:

                           (a)      Issuance of Rights or  Options.  In case at
any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the applicable Conversion Price for the Series A Preferred immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding.

                           (b)      Issuance  of  Convertible  Securities.  In
case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the applicable Conversion Price for the Series A Preferred immediately prior to the time of such issue of sale, then the total maximum number of shares of

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Common Stock issuable upon conversion or exchange of all such Convertible
Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that except as otherwise provided in subparagraph (c), no adjustment of any Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of any Conversion Price have been or are to be made pursuant to other provisions of this SECTION 5.5., no further adjustment of such Conversion Price shall be made by reason of such issue or sale.

                           (c)      Change  in  Option  Price  or  Conversion
Rate; Expiration of Options or Convertible Securities. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (a), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (a) or (b), or the rate at which Convertible Securities referred to in subparagraph (a) or (b) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the applicable Conversion Price for the Series A Preferred at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration or termination of such Option or Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such Options or Convertible Securities shall be included in the readjustment computation even though such Options or Convertible Securities shall have expired or terminated.

                           (d)      Stock Dividends.  In case the Corporation
shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for dividends or distributions upon the Common Stock), Options or Convertible Securities (except for dividends or distributions on the Series A Preferred), the Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at consideration equal to $.01 per share.

                           (e)      Consideration  for  Stock.  In case any
shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of

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the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                           (f)      Record  Date.  In case the  Corporation
shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           (g)      Treasury  Shares.  The  disposition of any
shares of Common Stock owned or held by or for the account of the Corporation shall be considered an issue or sale of Common Stock for the purpose of this
SECTION 5.5., but while held as Treasury Shares shall not be included in the number of shares of Common Stock outstanding.

                  5.6.     Notices.

                           (a)      Immediately upon any adjustment of the
Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

                           (b)      The Corporation shall give written notice to
all holders of Series A Preferred at least 20 days prior to the date on which the Corporation closes its books or fixes a record date (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Liquidation or Reorganization Event.

                  5.7      Certain Events.

                  If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, upon approval by a Disinterested Majority (as defined below), then the Corporation's board of directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series A Preferred; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred. For purposes hereof, "Disinterested Majority" shall mean a majority of the Board of Directors, whether or not a quorum, excluding those directors who have a direct or indirect interest in the transaction and those directors who shall

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have been elected or designated by the holders of the Series A Preferred.

                  SECTION 6. MANDATORY CONVERSION. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price (i) immediately prior to the closing of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public resulting in the gross proceeds to the Corporation of not less than $30 million and at a price per share at least equal to the "Threshold Price" (as defined below) (a "Qualified IPO") or (ii) following a non-Qualified IPO once the average of the closing sale price of the Common Stock for sixty (60) consecutive trading days as reported on the national securities exchange or automated quotation system on which the Corporation's Common Stock is then listed exceeds the "Threshold Price" (as defined below). For purposes hereof, "Threshold Price" means either
(a) $6.54 per share if the initial public offering takes place prior to December 2, 2002 or (b) $8.72 per share if the initial public offering takes place on or after December 2, 2002. Each share of Series A-1 Preferred shall be converted as set forth in SECTION 5.1(B) upon the satisfaction of either of the above conditions.

                  SECTION 7.        REGISTRATION OF TRANSFER.

                  The Corporation shall keep at its principal office a register for the registration of issuance and transfers of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate. The new certificate shall contain a legend referencing the applicable Stated Value Per Share as provided in Section 1.3.

                  SECTION 8.        REPLACEMENT.

                  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred

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represented by such new certificate from the date to which dividends have been fully paid on the shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate.

                  SECTION 9.        NOTICES.

                  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                  SECTION 10.       AMENDMENT AND WAIVER.

                  No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior affirmative vote or written consent of the holders of a majority of the shares of Series A Preferred outstanding at the time such action is taken."

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                                       4.

         The amendment was duly adopted by unanimous written consent of the Board of Directors dated as of May 2, 2000 and was duly approved by the Corporation's shareholders in accordance with the applicable provisions of the Georgia Business Corporations Code.

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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be executed by its duly authorized officer, this 9 day of May, 2000.


                                    INTERLAND, INC.


                                    By: /s/ Kenneth Gavranovic
                                       -----------------------------------------
                                  Kenneth Gavranovic, Chief Executive Officer


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